Exhibit 4x
DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our Restated Certificate of Incorporation, (as amended, our “Certificate of Incorporation”) and Amended and Restated By-Laws (our “By-Laws”) are summaries of their material terms and provisions and are not complete and are subject to, and qualified in their entirety by reference to, each of the items identified below. For a complete description of our capital stock, Certificate of Incorporation and By-Laws, please refer to our Certificate of Incorporation, By-Laws, the certificate of designation relating to any particular series of preferred stock and the applicable provisions of the Delaware General Corporation Law.

All references to “Company”, “we”, “us” and “our” refer to L3Harris Technologies, Inc.

Our common stock is the only class of our capital stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it is registered under Section 12(b) thereof.

Authorized Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 501,000,000, of which 1,000,000 are shares of preferred stock, without par value, and 500,000,000 are shares of common stock, par value $1.00 per share.

Common Stock

Voting. The holders of shares of our common stock are entitled to one vote for each share on all matters voted on by our shareholders, and the holders of such shares possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock. Accordingly, the holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors.

Dividends and Distributions. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of shares of our common stock will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefor, and upon liquidation will be entitled to receive on a pro rata basis all of our assets available for distribution to such holders.

Our common stock is listed on the New York Stock Exchange under the symbol “LHX.”

No Preemptive Rights

No holder of any of our stock of any class authorized has any preemptive right to subscribe for any of our securities of any kind or class.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Shareowner Services.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation, By-Laws and Delaware General Corporation Law

General

Our Certificate of Incorporation, our By-Laws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board of Directors, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us to conduct our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interests of us and our shareholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, although such a proposal, if made, might be considered desirable by a majority of our shareholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors. Set forth below is a description of the provisions contained in our Certificate of Incorporation, our By-Laws and the Delaware General Corporation Law that could impede or delay an acquisition of control of us that our Board of Directors has not approved. This description is intended as a summary only and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-Laws, as well as the Delaware General Corporation Law.

Number of Directors; Removal; Filling of Vacancies

Our Certificate of Incorporation and By-Laws provide that the number of directors shall not be fewer than eight or more than fifteen, as may be determined by our Board of Directors from time to time. Any director, or the entire Board of Directors, may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors at a meeting of shareholders called for that purpose.

Our Certificate of Incorporation provides that any vacancy on our Board of Directors that results from an increase in the number of directors may be filled by a majority of our Board of Directors then in office, and any other vacancy in our Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Shareholder Action

Our Certificate of Incorporation provides that shareholder action may be taken only at an annual or special meeting of shareholders. Shareholders may not act by written consent. Our Certificate of Incorporation and By-Laws provide that special meetings of shareholders may be called only by our Board of Directors or, upon the written request of the holders (the “Special Meeting Request”) owning of record continuously for a period of at least one year prior to the date of the requested meeting not less than 25 percent of the voting power of all outstanding shares of our common stock (the “Requisite Percent”), by our Secretary subject to certain additional requirements set forth in our By-Laws including that (i) the requesting shareholders and the Special Meeting Request comply with Section 3(b) of the By-Laws and applicable law and (ii) the requesting shareholders continue to own the Requisite Percent at all times between the date of the Special Meeting Request and the date of the applicable special meeting.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our By-Laws establish an advance notice procedure for shareholder proposals to be brought before any annual or special meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of shareholders as has been:
• specified in the notice of the annual meeting given by, or at the direction of, our Board of Directors;
• brought before the annual meeting by, or at the direction of, our Board of Directors;
• brought before the annual meeting by a shareholder who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting, where such shareholder is a shareholder of record on the date the notice is received by our Secretary, is entitled to vote at the meeting on such business, complies with the advance notice procedure of our By-Laws and timely delivers notice thereof in proper written form to our Secretary; or
• brought pursuant to the proxy access provision of our By-Laws.

With respect to a special meeting of the shareholders, only such business may be conducted at the meeting as has been specified in the notice of such special meeting. The person presiding at such annual or special meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as a director.

To be timely, notice of nominations or other business to be brought before any annual meeting must be received by our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of:
• the close of business on the date 90 days prior to the date of the annual meeting; or
• the close of business on the tenth day following the date that the annual meeting date is first publicly announced or disclosed.
If we call a special meeting of shareholders for the purpose of electing directors, notice of nominations must be received by our Secretary not later than the close of business on the tenth day following the date that the special meeting date and either the names of nominees or the number of directors to be elected is first publicly announced or disclosed.

Any shareholder who gives notice of any nomination of directors or other proposal must provide the following information:
• whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder of our stock or the matter the notice relates to (including, without limitation, any agreements, arrangements or understandings with respect to compensation, indemnification or the voting of any securities of the Company), and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice, any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, any affiliates or associates of the foregoing, and any others acting in concert with any of the foregoing are referred to as “Interested Persons”);
• the name and address of all Interested Persons;

• a complete and accurate description of all of our or our subsidiaries’ equity securities and debt instruments, whether held in the form of loans or capital market instruments, owned beneficially or of record by all Interested Persons, including the dates such securities or instruments were acquired and the investment intent of such acquisition;
• a complete and accurate description of any hedging, derivative or other transaction (a “Derivative Transaction”) that are in place or have been entered into within the six months preceding the date of receipt of the notice by or for the benefit of any Interested Person with respect to us or our subsidiaries, or any of our or our subsidiaries’ respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in our or our subsidiaries’ credit ratings or any of our or our subsidiaries’ respective securities or debt instruments (or, more generally, changes in our or our subsidiaries’ perceived creditworthiness), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof;
• any rights to dividends on any of our securities owned beneficially or of record by such Interested Persons;
• a complete and accurate description of any performance-related fees (other than an asset-based fee) to which any Interested Person may be entitled as a result of any increase or decrease in the value of any of our securities or any Derivative Transaction;
• any interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise, of such Interested Persons, in the Company or any affiliate thereof, other than an interest arising from the ownership of our securities where such Interested Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
• the investment strategy or objective, if any, of any Interested Person who is not an individual;
• to the extent known by the shareholder giving the shareholder notice, (A) the names and addresses of any other shareholders or beneficial owners known to be supporting such nomination or proposal and (B) the class or series and number of shares of our capital stock that are owned beneficially or of record by such other shareholders or beneficial owners;
• such other information regarding each matter of business to be proposed, each proposed nominee and each Interested Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or nomination, or that is otherwise required pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder;
• a representation from the shareholder giving the shareholder notice as to whether the shareholder or any other Interested Person intends or is part of a group which intends (A) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or nominate or elect a director, (B) otherwise to solicit proxies in support of such proposal or nomination or election of a director, and/or (C) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act; and
• a representation that the shareholder giving the shareholder notice is a holder of record of our stock that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice and an acknowledgment that if the shareholder, or a qualified representative thereof, does not appear to present such proposal or nominate such person at such meeting, we need not present such proposal or such person for a vote at such meeting, notwithstanding that proxies in respect of such vote we may have received.

Any notice relating to the nomination of directors must also contain:
• the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (“SEC”);
• each nominee’s signed consent to serve as a director if elected;
• a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder or any other Interested Person, on the one hand, and each nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K (or any successor rule or regulation) if the shareholder or Interested Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”;
• such information as may be necessary to enable our Board of Directors to make an informed determination as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K, the rules and regulations of the primary stock exchange upon which our securities are traded and our Director Independence Standards as most recently published on our website, including those applicable to a director’s service on the audit committee, compensation committee and any other committees of our Board of Directors (the “Independence Standards”), or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee;
• a representation and warranty that the candidacy or, if elected, Board membership of each nominee would not violate applicable state or federal law or the rules of the primary stock exchange on which our securities are traded;
• a representation and warranty in a form reasonably satisfactory to our Board of Directors that each nominee:
(i) is not and will not become a party to (1) any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to us, (2) any agreement, arrangement or understanding with any person or entity as to how such nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to us or (3) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law;
(ii) intends to serve a full term if elected as a director of the Company; and
(iii) (1) will, if elected as a director of the Company, comply with applicable state and federal law, the rules of the primary stock exchange upon which our securities are traded, our Certificate of Incorporation, our By-Laws, all of our corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other of our guidelines and policies generally applicable to directors and all applicable fiduciary duties under state law; and (2) would, if elected as a director of the Company, be in compliance with any such laws, rules, and any policies and guidelines that have been publicly disclosed; and
• details of any position where each nominee has served as an officer or director of any competitor of us (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the principal products produced, services provided or business activities engaged in by us or our affiliates), within the three years preceding the submission of the shareholder notice.

Any notice with respect to a matter other than the nomination of directors must contain:

• the text of the proposal to be presented (including the text of any resolutions to be proposed for consideration by shareholders and, in the event that such business includes a proposal to amend any of our incorporation documents, including, but not limited to, our Certificate of Incorporation or our By-Laws, the language of the proposed amendment; and
• a brief written statement of the reasons such shareholder favors the proposal (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC).

The complete provisions for the requirements for advanced notice of shareholder proposals and nominations at meetings are set forth in our By-Laws.

Proxy Access Provision of our By-Laws

Our By-Laws contain “proxy access” provisions, which give an eligible shareholder (or group of up to 20 such shareholders) owning 3% or more of our outstanding shares of common stock (the “Minimum Number”) continuously throughout the three-year period preceding and including the date of submission of the nomination notice and continuing to own at least the Minimum Number through the date of the annual meeting, the right to nominate up to the greater of two nominees or 20% of our Board of Directors (rounded down to the nearest whole number) and have those nominees included in our proxy statement. To be timely, any nomination notice must be delivered to our secretary at our principal executive office no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the nomination notice shall be given by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. The complete proxy access provisions for director nominations are set forth in our By-Laws.

Amendments to By-Laws

Subject to our Certificate of Incorporation, our By-Laws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at an annual or special meeting of shareholders if notice of the proposed alteration or change to be made is properly brought before the meeting. Subject to our Certificate of Incorporation, our By-Laws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of our Board of Directors.

Exclusive Forum Provision of our By-Laws

Our By-Laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our shareholders, (iii) any action asserting a claim against us or any of our directors or our officers or other employees arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or By-Laws (in each case, as amended from time to time), or (iv) any action asserting a claim against us or any of our directors or our officers or other employees governed by the internal affairs doctrine. In addition, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation promulgated thereunder shall be the federal district courts of the United States; provided, however, that if such exclusive forum, or the application of such exclusive forum to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder shall be the Court of Chancery of the State of Delaware. Notwithstanding anything to the contrary in our By-Laws, the foregoing in this paragraph shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act or any rule or regulation promulgated thereunder to the extent such application would be contrary to law.

Amendment of the Certificate of Incorporation

Our Certificate of Incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in our Certificate of Incorporation as prescribed by statute, and all rights conferred on the shareholders are granted subject to this reservation.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue one or more series of preferred stock by resolution and to determine, with respect to any series of preferred stock, the terms and rights of such series. The authorized shares of preferred stock, as well as the authorized shares of our common stock, are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which our securities may be listed. Although our Board of Directors has no intention at the present time of doing so, it does have the power, subject to applicable law, to issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. Holders of preferred stock will not have any preemptive rights.

Delaware General Corporation Law

Under Section 203 of the Delaware General Corporation Law (“Section 203”), certain “business combinations” (generally defined to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase the interested shareholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested shareholder” (generally defined as those shareholders who become beneficial owners of 15 percent or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such shareholder became an interested shareholder. This three-year waiting period does not apply when:
• the corporation has elected in its certificate of incorporation not to be governed by Section 203;
• either the business combination or the transaction resulting in the person becoming an interested shareholder was approved by the corporation’s board of directors before the other party to the business combination became an interested shareholder;
• upon consummation of the transaction that made such person an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or
• the business combination was approved by the corporation’s board of directors and also was authorized at an annual or special meeting of shareholders, and not by written consent, by two-thirds of the voting stock that the interested shareholder did not own.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested shareholder to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the shareholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that shareholders otherwise may deem to be in their best interests.